Exhibit 21.1

SUBSIDIARIES OF BLUE OWL TECHNOLOGY INCOME CORP.

Name	Jurisdiction
OR Tech Lending IC LLC	Delaware
ORTIC BC 1 LLC	Delaware
ORTIC BC 2 LLC	Delaware
ORTIC BC 3 LLC	Delaware
ORTIC BC 4 LLC	Delaware
OTIC BC 5 LLC	Delaware
OTIC BC 6 LLC	Delaware
OTIC BC 7 LLC	Delaware
OTIC BC 8 LLC	Delaware
Tech Income Funding I LLC	Delaware
Tech Income Funding II LLC	Delaware
Tech Income Funding III LLC	Delaware
Tech Income Funding IV LLC	Delaware
Athena CLO III LLC	Delaware